Exhibit 5.1
May 13, 2010
Board of Directors
Rentech, Inc.
10877 Wilshire Blvd., Suite 600
Los Angeles, CA 90024
Re: Rentech, Inc.
Prospectus Supplement to Registration Statement on
Form S-3 (Registration No. 333-164654)
Ladies and Gentlemen:
We have acted as special Colorado counsel for Rentech, Inc., a Colorado corporation (the “Company”), in connection with: (i) the Registration Statement on Form S-3 (Registration No. 333-164654) declared effective April 1, 2010 (the “Registration Statement”) by the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”); (ii) the prospectus supplement, dated May 13, 2010 (the “Prospectus Supplement”), filed with the Commission relating to the issuance by the Company of up to 4,018,432 shares of the Company’s common stock, par value $0.01 per share, upon exercise of warrants having an exercise price of $3.28 (subject to adjustment) issued by the Company on April 25, 2007 (the “Warrant Shares”); and (iii) the current report on Form 8-K dated May 13, 2010 (the “May Form 8-K”), pertaining to the Warrant Shares and which will include this opinion letter as an exhibit and result in it being filed by the Company with the Commission as Exhibit 5.1 to the Registration Statement by incorporation by reference. This opinion is being furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act in connection with the Registration Statement, and no opinion is expressed or may be implied herein as to any matter pertaining to the contents of the Registration Statement or the Prospectus Supplement.
In connection with this opinion, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. We have relied upon the foregoing and upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters.
In rendering this opinion, we have assumed: (i) information contained in documents reviewed by us is true, complete and correct; (ii) the genuineness and authenticity of all signatures; (iii) the authenticity of all documents submitted to us as originals; (iv) the conformity to authentic originals of all documents submitted to us as copies; (v) the accuracy, completeness and authenticity of certificates of public officials; (vi) the due authorization, execution and delivery of all documents by parties other than the Company; (vii) the obligations of parties other than the Company to the Distribution Agreement being valid, binding and enforceable; and (viii) the legal capacity of all natural persons.

Based on the foregoing, we are of opinion that the Warrant Shares have been duly and validly authorized and, when issued and delivered by the Company upon payment of the warrant exercise price, will be validly issued, fully paid and nonassessable.
We are opining herein only as to the Colorado Business Corporation Act, as amended, the applicable provisions of the Colorado Constitution and any reported judicial decisions interpreting these laws. We express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction, or as to any matters of municipal law or the laws of any local agencies within Colorado.
We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Company’s May Form 8-K and to the incorporation by reference of this opinion in the Registration Statement, and to the reference to our firm under the caption “Legal Matters” in the Prospectus Supplement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.
Very truly yours,
/s/ Holland & Hart LLP
Holland & Hart LLP